UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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DASAN ZHONE SOLUTIONS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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DASAN ZHONE SOLUTIONS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Fellow Stockholders:

You are cordially invited to attend our 2019 Annual Meeting of Stockholders on May 28, 2019 at 10:00 a.m. Pacific Time at our principal executive offices at 7195 Oakport Street, Oakland, California 94621.  We are holding the annual meeting for the following purposes:

1.	To elect the following two members of the Board of Directors to serve for three-year terms as Class III Directors: Min Woo Nam and Il Yung Kim;
2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019; and
3.	To transact other business that may properly come before the annual meeting or any adjournments or postponements of the meeting.

These items are fully described in the proxy statement, which is part of this notice. We have not received notice of other matters that may be properly presented at the annual meeting.

Only stockholders of record at the close of business on April 4, 2019, the record date, will be entitled to vote at the annual meeting. Your vote is very important. Whether or not you expect to attend the annual meeting, I encourage you to review the proxy statement and our Annual Report on Form 10-K to learn more about your Company and our achievements in 2018, and to please vote your shares as soon as possible.  You may vote by (a) signing, dating and returning the enclosed proxy card, (b) voting via the Internet or (c) voting by telephone. If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, you must provide your broker, bank or other nominee with instructions on how to vote your shares. For specific instructions on voting procedures, please refer to the section entitled “Voting Procedures” beginning on page 1 of the proxy statement and the instructions on the proxy card.

By order of the Board of Directors

Il Yung Kim
President and Chief Executive Officer
Oakland, California
April 9, 2019

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON,

PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD OR SUBMIT YOUR

PROXY ELECTRONICALLY VIA THE INTERNET OR OVER THE TELEPHONE BY

FOLLOWING THE ENCLOSED INSTRUCTIONS.

DASAN ZHONE SOLUTIONS, INC.

7195 Oakport Street

Oakland, California 94621

PROXY STATEMENT

The Board of Directors of DASAN Zhone Solutions, Inc. solicits your proxy for use at the annual meeting of stockholders to be held on May 28, 2019 at 10:00 a.m. Pacific Time at DASAN Zhone Solutions, Inc., 7195 Oakport Street, Oakland, California 94621, and at any adjournments or postponements of the meeting, for the purposes set forth in the “Notice of Annual Meeting of Stockholders.” We made copies of this proxy statement available to stockholders beginning on or about April 9, 2019. As used in this proxy statement, the terms “DZS,” the “Company,” “we,” “us” and “our” refer to DASAN Zhone Solutions, Inc. and its consolidated subsidiaries.

VOTING RIGHTS AND PROCEDURES

Record Date and Shares Entitled to Vote

Only stockholders of record at the close of business on the record date, April 4, 2019, will be entitled to vote at the annual meeting. These stockholders are entitled to cast one vote for each share of common stock held as of the record date on all matters properly submitted for the vote of stockholders at the annual meeting. As of the record date, there were approximately 16,603,599 shares of our common stock outstanding and entitled to vote at the annual meeting.

Stockholder of Record: Shares Registered in Your Name

If, on April 4, 2019, your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we request that you fill out and return the enclosed proxy card or vote by proxy on the Internet or over the telephone as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If, on April 4, 2019, your shares are registered, not in your name, but rather in an account at a brokerage firm, bank, dealer or similar organization, then you are the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by the organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a “legal proxy” from your broker or other agent authorizing you to vote your shares in person.

Quorum and Vote Required

A quorum of stockholders is necessary to hold a valid annual meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the annual meeting, is necessary to constitute a quorum at the annual meeting. In the election of directors, the two nominees who receive the highest number of affirmative votes will be elected as directors. All other proposals require the affirmative vote of a majority of the votes cast at the annual meeting.

Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present, but they will not be counted as votes cast on any matter. Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. Because abstentions and broker non-votes will not be considered votes cast, they will have no effect on the outcome of any proposal.

Voting Procedures

Your vote is important. Whether or not you plan to attend the annual meeting in person, please complete, sign, date and return the enclosed proxy card, vote by proxy on the Internet, or by proxy over the telephone as soon as possible to ensure that your vote is recorded promptly. Voting by proxy does not deprive you of your right to attend the annual meeting and to vote your shares in person.

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card, vote by proxy on the Internet or vote by proxy over the telephone. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.
•

To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•	To vote on the Internet, go to www.envisionreports.com/DZSI to complete an electronic proxy card. Follow the steps outlined on the secured website.
•

To vote over the telephone, dial toll-free 1-800-652-VOTE (8683) using a touch-tone phone and follow the recorded instructions. You will be asked to provide the Company number and control number from the enclosed proxy card. Your vote must be received by 10:00 a.m. Pacific Time on May 28, 2019 to be counted.

If you return a signed proxy card but do not fill out the voting instructions on the proxy card, the persons named as proxies will vote the shares represented by your proxy “FOR” Proposals 1 and 2. If any other matters are properly presented for voting at the annual meeting, or any adjournments or postponements of the annual meeting, the proxy card will confer discretionary authority on the individuals named as proxies to vote the shares represented by the proxies in their discretion. We have not received notice of other matters that may properly be presented for voting at the annual meeting.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from DZS. Your broker, bank or other nominee may allow you to deliver your voting instructions over the Internet or by telephone. Please see the voting instruction card from your broker, bank or other nominee that accompanies this proxy statement. If you complete and submit your proxy card, the persons named as proxies will vote the shares represented by your proxy card in accordance with your instructions.

Under the rules that govern how brokers may vote shares held in street name, brokers do not have the discretion to vote your shares on any non-routine matters. The only proposal at the meeting that is considered a routine matter under applicable rules is the proposal to ratify the appointment of independent registered public accounting firm for the fiscal year ending December 31, 2019. Therefore, unless you provide voting instructions to any broker holding shares on your behalf, your broker may not use discretionary authority to vote your shares on any of the proposals described in this proxy statement other than the ratification of our independent registered public accounting firm. Please vote your proxy so your vote on these matters can be counted.

Revocation

You may revoke your proxy at any time before your proxy is voted at the annual meeting by taking any of the following actions: (1) submitting another proxy card bearing a later date; (2) delivering written notice of revocation to our Corporate Secretary at 7195 Oakport Street, Oakland, California 94621; or (3) attending the annual meeting and voting in person, although attendance at the annual meeting will not, by itself, revoke a proxy. If your shares are held in “street name,” you must contact your broker, bank or other nominee to revoke any prior instructions.

Proxy Solicitation Costs

We will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing and mailing of this proxy statement and any additional solicitation material that we may provide to stockholders. The original solicitation of proxies by mail may be supplemented by solicitation by mail, telephone, fax, personal interviews or other methods of communication by our directors, officers and employees. We will not pay any additional compensation to directors, officers or other employees for such services, but may reimburse them for reasonable out-of-pocket expenses in connection with such solicitation.

Admission to the Annual Meeting

Only our stockholders, as of the close of business on April 4, 2019, and other persons holding valid proxies for the annual meeting are entitled to attend the annual meeting. You should be prepared to present valid government issued photo identification for admittance. In addition, if you are not a stockholder of record but hold shares in “street name,” you will need to provide proof of ownership by bringing either a copy of the voting instruction card provided by your broker or a copy of a brokerage statement showing your share ownership as of April 4, 2019. If you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the annual meeting. The annual meeting will be held at our principal executive offices, located at 7195 Oakport Street, Oakland, California 94621. For directions, please call (510) 777-7000.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 28, 2019

Electronic copies of our proxy statement and our annual report are available online at www.envisionreports.com/DZSI.

Stockholders Sharing the Same Address

The rules promulgated by the Securities and Exchange Commission, or the SEC, permit companies, brokers, banks or other intermediaries to deliver a single copy of an annual report, proxy statement or notice of Internet availability of proxy materials to households at which two or more stockholders reside. This practice, known as “householding,” is designed to reduce duplicate mailings, save significant printing and postage costs, and conserve natural resources. Stockholders sharing an address who have been previously notified by their broker, bank or other intermediary, and have consented to householding, either affirmatively or implicitly by not objecting to householding, will receive only one copy of our annual report, proxy statement and any notice of Internet availability of proxy materials. If you would like to opt out of or into this practice for future mailings, and receive separate or multiple annual reports, proxy statements and notices of Internet availability of proxy materials for stockholders sharing the same address, please contact your broker, bank or other intermediary. You may also obtain a separate annual report, proxy statement or any notice of Internet availability of proxy materials without charge by sending a written request to DASAN Zhone Solutions, Inc., Attention: Investor Relations, 7195 Oakport Street, Oakland, California 94621, or by calling us at (510) 777-7386. We will promptly send additional copies of the annual report or proxy statement or any notice of Internet availability of proxy materials upon receipt of such request. Stockholders sharing an address who now receive multiple copies of our annual report, proxy statement and any notice of Internet availability of proxy materials may request delivery of a single copy by contacting us as indicated above, or by contacting their broker, bank or other intermediary. Householding does not apply to stockholders with shares registered directly in their names.

Recommendation of the Board of Directors

Our Board of Directors unanimously recommends that you vote “FOR” the following proposals:

Proposal	Recommendation	Page Reference
1 – Election of the Class III Directors	FOR	8-10
2 – Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019	FOR	11-12

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON,

PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD OR SUBMIT YOUR

PROXY ELECTRONICALLY VIA THE INTERNET OR OVER THE TELEPHONE BY

FOLLOWING THE ENCLOSED INSTRUCTIONS.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

We are dedicated to maintaining the highest standards of business integrity. It is our belief that adherence to sound principles of corporate governance, through a system of checks, balances and personal accountability is vital to protecting our reputation, assets, investor confidence and customer loyalty. Above all, the foundation of our integrity is our commitment to sound corporate governance. Our corporate governance principles and Code of Conduct and Ethics can be found in the “Corporate Governance” section of our website at http:// investor-dzsi.com/investor-relations/corporate-governance/.

Board Composition

Our Board of Directors has seven authorized director seats and is presently comprised of six members. In accordance with our certificate of incorporation, we divide our Board of Directors into three classes, with Class I consisting of two members, Class II consisting of two members, and Class III consisting of two members.  One class of directors is elected by the stockholders to serve a three year term at each annual meeting.

The following table sets forth (a) the names of the nominees for election as Class III directors at the annual meeting and of the incumbent Class I and Class II directors, (b) the age of each nominee or director, (c) the Company position(s) currently held by each nominee or director, (d) the year in which each nominee’s or director’s current term will expire, and (e) the class of such director or nominee.

Name	Class	Age	Position	Term Expires	Expiration of Term for which Nominated
Director Nominees
II Yung Kim	III	62	President, Chief Executive Officer and Director	2019	2022
Min Woo Nam	III	56	Chairman of the Board of Directors and Director	2019	2022
Continuing Directors
Michael Connors	I	77	Director	2020	—
Seong Gyun Kim	I	52	Director	2020	—
Rolf Unterberger	II	52	Director	2021	—
David Schopp	II	70	Director	2021	—

Sung-Bin Park served as a director and as a member of our Compensation Committee and our Corporate Governance and Nominating Committee until his resignation on March 31, 2019. We do not intend to fill this vacancy at this time, but may do so in the future.

On September 9, 2016, we acquired Dasan Network Solutions, Inc., a California corporation (“DNS”), from DASAN Networks, Inc. (“DNI”), through the merger of a wholly owned subsidiary with and into DNS, with DNS surviving as our wholly owned subsidiary. Such transaction is referred to herein as the “Merger.”  As a result of the Merger, DNI became our parent company, holding 57.3% of the then outstanding shares of our common stock.  We refer to the Company prior to the Merger as “Legacy Zhone.”

From the effective time of the Merger until September 9, 2018, the terms of our amended and restated bylaws and our stockholder agreement with DNI required that the Company have seven authorized director seats, with four directors designated by DNI and three directors designated by Legacy Zhone (subject to the failure of any director to be re-elected by our stockholders).  As of September 9, 2018, the directors designated by DNI were Min Woo Nam, Il Yung Kim, Seong Gyun Kim and Sung-Bin Park, and the directors designated by Legacy Zhone were Michael Connors, Rolf Unterberger and David Schopp. There are presently no parties with contractual rights to designate directors.

Our directors bring to the Board of Directors a wealth of executive leadership experience derived from their service as executives or managing directors of small, large and multinational corporations or venture capital firms. They also bring extensive board experience. Information regarding the qualifications, experience and skills of each of our directors that led our Board of Directors to conclude that such director is qualified to serve on our Board of Directors is described in the following paragraphs.

Class III Directors Standing for Re-Election at this Annual Meeting

Min Woo Nam has served as the Chairman of the Board of Directors of DZS since the consummation of the Merger on September 9, 2016, pursuant to which DNI became our majority stockholder and parent company. Mr. Nam currently serves as the Chief Executive Officer and Chairman of the Board of Directors of DNI, a position he has held since March 1993. Mr. Nam previously served as the Chief Executive Officer of Korea Ready System and Dasan Engineering Co., Ltd. His work has included export of technical services to Silicon Valley, California since 1999. Mr. Nam served as General Chairman of the International Network of Korean Entrepreneurs from 2004 until 2006, and has served as Director of the Korea Entrepreneurship Foundation since November 2011. Previously, he served as Chairman of the Korean Venture Business Association. Mr. Nam completed his B.E.in Mechanical Engineering from Seoul National University in 1984. We believe Mr. Nam is well suited to serve as the Chairman of our Board of Directors given his extensive experience serving in chief executive officer and chairman roles and his in-depth knowledge of the telecommunications industry.

Il Yung Kim joined DZS as a director and Co-Chief Executive Officer of DZS in connection with the Merger on September 9, 2016. Mr. Kim assumed his current role of director, President and Chief Executive Officer on September 11, 2017. In addition, he served as Acting Chief Financial Officer from September 11, 2017 to December 1, 2017. Prior to joining DZS, Mr. Kim served as a consultant to DNI, our majority stockholder and parent company, in connection with the Merger. From September 2014 to August 2016, Mr. Kim served as Chief Executive Officer of TukTak in Korea, an online startup company, which enables people with creative talents to collaborate and produce goods and services online. From December 2014 to August 2016, Mr. Kim also served as a strategic advisor for InMobi, a global mobile advertising platform provider. Previously, Mr. Kim held various positions with Korea Telecom, including as President and executive board member from 2013 to January 2014, and as Chief Strategy Officer from 2010 to 2013. Mr. Kim commenced his career with British Telecom in 1982, where he held various senior positions including Vice President of Technology and Innovation and Programme Director and Head of Technology and Investment. Mr. Kim holds a B.S. (with Honors) in Electronic Engineering and an M.S. Degree in Microwave and Modern Optics from University College, University of London. We believe Mr. Kim is well suited to be our Chief Executive Officer and serve on our Board of Directors given his extensive chief executive officer experience, his expertise in the business arena and his in-depth knowledge of the telecommunications industry.

Continuing Class I Directors with Terms Expiring 2020

Michael Connors has served as a director of DZS since November 2003 following the consummation of Legacy Zhone’s merger with Tellium, Inc. Dr. Connors had been a member of Tellium’s board of directors since June 2000. From 1992 to 1998, Dr. Connors held the office of President of AOL Technologies, an Internet service provider, where he led the creation and growth of AOLnet and the development of AOL software and services. Dr. Connors is currently a director of The Connors Foundation. Dr. Connors earned a B.S. in Engineering, an M.S. in Statistics and a Ph.D. in Operations Research from Stanford University. We believe Dr. Connors is well-suited to serve on our Board of Directors given his extensive knowledge of the communications industry based on his experience as President of AOL Technologies and director of Tellium.

Seong Gyun Kim has served as a director of DZS since the consummation of the Merger on September 9, 2016. Mr. Kim currently serves as the Chief Financial Officer and a director of Finetex EnE, Inc., a nanofiber technology company listed on KOSDAQ, positions he has held since 2008. Prior to joining Finetex, Mr. Kim served as a Vice President of Mbizkorea, a game development and game products try-and-buy service supplier company, from 2006 to 2008. From 2013 to 2016, Mr. Kim served as a director of Interpark Corp., a KOSDAQ-listed Korean online auction and shopping mall. Mr. Kim holds an M.B.A. from Ajou University in South Korea and a B.S. in International Economics from Seoul National University. We believe Mr. Kim is well suited to serve on our Board of Directors given his considerable experience in the business arena as well as serving on different boards of public companies.

Continuing Class II Directors with Terms Expiring 2021

Rolf Unterberger has served as a director of DZS since April 9, 2018. Mr. Unterberger is Managing Director/Partner of Executive Interim Partners GmbH (a position he has held since June 2015) and Founder and Chief Executive Officer of RMU CAPITAL GmbH, a management consulting company (a position he has held since January 2011). From June 2016 to January 2018, Mr. Unterberger also served as Chief Executive Officer of Keymile GmbH in Germany, a leading manufacturer of telecommunications systems for broadband access acquired by DZS in January 2019. From February 2012 to December 2014, Mr. Unterberger served as Chief Sales & Marketing Officer and member of the Executive Board of Frequentis AG in Austria, a safety-critical communication and information solutions supplier. From December 2008 to January 2012, Mr. Unterberger served as Executive Partner – Managing Director at Accenture GmbH, a management consultancy firm. Prior to November 2008, Mr. Unterberger held various leadership positions at Siemens AG and its affiliates, an electrical engineering and electronics equipment manufacturer, over a period of approximately 20 years. Mr. Unterberger is currently Vice Chairman of the Board of Directors of Euromicron AG, a technology company listed on the Frankfurt stock exchange, and an Advisory Board Member of Melboss Music Inc. Mr. Unterberger has held numerous prior board positions, including Chairman of the Board of Keymile AG Switzerland from July 2016 to September 2017. Mr. Unterberger holds a mechanical engineering degree from HTL in Klagenfurt/Austria, and a bachelor degree in industrial engineering from the University of Applied Sciences in Mittweida/Germany. We believe Mr. Unterberger is well suited to serve on our Board of Directors given his extensive experience and knowledge in the telecommunications industry.

David Schopp has served as a director of DZS since August 13, 2018.  Mr. Schopp served as the Operating Partner for the Private Equity firm Stonebridge Partners since 2004 and is also a General Partner in Fund IV.  Mr. Schopp was previously President and Chief Executive Officer of Orbis Corporation, a division of Menasha Corp., a manufacturer of plastic returnable containers and logistics management.  Prior to Orbis he was Vice President and General Manager of Promo Edge, also a division of Menasha Corp.  Mr. Schopp has built and sold several of his own portfolio companies including US Sample Company, Bates Inc., and Congress Packaging.  He was previously consultant with Booz, Allen & Hamilton.  Ms. Schopp is currently Chairman of the Board of Directors of Cast Crete, a manufacturer of concrete lintels, Hydraulex Global, an aftermarket manufacturer of hydraulic pumps, and Specialty Bakers, a commercial bakery.  Mr. Schopp has held numerous prior board positions, including as Chairman of the Board of Directors of American Dryer Corporation, Inland Pipe Rehabilitation, Alpine Engineering, and Corbi Plastics. Mr. Schopp holds both a B.S. and M.S. in Aeronautical Engineering from Rensselaer Polytechnic Institute.  We believe that Mr. Schopp is a superior business leader who understands our company’s vision to empower global advancement and his experience building companies and advising Fortune 500 companies will be valuable to DZS as we lead the way to the new generation of broadband solutions.

Board Leadership Structure

Different individuals serve as Chairman of the Board of Directors and Chief Executive Officer. The Chairman is Min Woo Nam, who presides over meetings of the Board of Directors and the stockholders, reviews and approves meeting agendas, meeting schedules and other information, as appropriate, consults on stockholder engagement and governance matters, and performs such other duties as the Board of Directors requires from time to time.  The Chief Executive Officer is Mr. Il Yung Kim, who focuses on operating and managing the Company.  Our Board of Directors believes that this separation of the positions of Chairman and Chief Executive Officer reinforces the independence of the Board of Directors in its oversight of the business and affairs of the Company, leverages the Chairman’s experience and perspectives, and enhances the effectiveness of the Board of Directors as a whole.

Board Independence

The Board of Directors has affirmatively determined that each member of the Board of Directors, other than Min Woo Nam and Il Yung Kim, is independent under the criteria established by The Nasdaq Stock Market, or Nasdaq, for independent board members. At the conclusion of the regularly scheduled Board of Directors meetings, the independent directors have the opportunity to and regularly meet outside of the presence of our management. In addition, each member of the Audit Committee is currently an independent director in accordance with Nasdaq standards.

We have elected to be treated as a “controlled company” under Nasdaq Marketplace Rules because our parent company, DNI, holds more than 50% of the voting power for the election of directors. As a “controlled company,” we may rely on exemptions from certain corporate governance requirements under Nasdaq Marketplace Rules, including the requirement that we have a majority of independent directors on the Board of Directors and requirements with respect to compensation and nominating and corporate governance committees. Accordingly, although the majority of our Board of Directors is currently made up of independent directors, Mr. Nam, who is not an independent director in accordance with Nasdaq standards, currently serves on both the Compensation Committee and the Corporate Governance Nominating Committee.

Committee Composition

Our Board of Directors has the following three standing committees: (1) the Audit Committee, (2) the Compensation Committee, and (3) the Corporate Governance and Nominating Committee. The membership during the last fiscal year and the function of each of the committees are described below. Each of the committees operates under a written charter which can be found on the “Corporate Governance” section of our website at https://investor-dzsi.com.

Name	Independent	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Michael Connors	Yes	Member	Member	Member
II Yung Kim	—	—	—	—
Seong Gyun Kim	Yes	Chair	—	—
Min Woo Nam	—	—	Chair	Chair
Sung-Bin Park (1)	Yes	Member	Member	Member
Rolf Unterberger (2)	Yes	—	—	—
David Schopp (3)	Yes	—	—	—
Number of Meetings in 2018		5	5	4

(1)	Effective March 31, 2019, Mr. Park resigned from his position as director of DZS and member of the Compensation Committee and Corporate Governance and Nominating Committee.
(2)	Mr. Unterberger was appointed as a director of DZS on April 9, 2018 to fill a vacancy.
(3)	Mr. Schopp was appointed as a director of DZS on August 13, 2018.

Audit Committee

The Audit Committee reviews the professional services provided by our independent registered public accounting firm, the independence of such independent registered public accounting firm from our management, and our annual and quarterly financial statements. The Audit Committee also reviews such other matters with respect to our accounting, auditing and financial reporting practices and procedures as it may find appropriate or may be brought to its attention. The responsibilities and activities of the Audit Committee are described in greater detail in the section entitled “Audit Committee Report.”

Each member of the Audit Committee is an independent director under the criteria established by Nasdaq and SEC rules. Our Board of Directors has also determined that each member of the Audit Committee qualifies as an “audit committee financial expert,” as that term is defined in the rules and regulations established by the SEC. Stockholders should understand that this designation is a disclosure requirement of the SEC related to the experience and understanding of our Audit Committee members with respect to certain accounting and auditing matters. The designation does not impose upon them any duties, obligations or liabilities that are greater than are generally imposed on them as a member of the Audit Committee and the Board of Directors, and their designation as audit committee financial experts pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board of Directors.

Compensation Committee

The Compensation Committee is responsible for reviewing all components of executive officer and director compensation and benefits and establishing and monitoring policies governing the compensation of executive officers and directors. In carrying out these responsibilities, the Compensation Committee is responsible for reviewing and approving the performance objectives relevant to compensation, determining salary, bonus and other incentive-based compensation, and approving equity-based compensation for executive officers. The Compensation Committee may delegate its authority to others so long as it is acting within the scope of the powers and responsibilities delegated to it by the Board of Directors. The objectives of the Compensation Committee are to correlate executive officer compensation with our business objectives and financial performance, and to enable us to attract, retain and reward executive officers who contribute to the long-term success of the Company. The Compensation Committee seeks to reward executive officers in a manner consistent with our annual and long-term performance goals, and to recognize individual initiative and achievement among executive officers. For additional information concerning the Compensation Committee, see “Executive Compensation—Compensation Discussion and Analysis.”

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee develops and reviews corporate governance principles applicable to the Company, identifies individuals qualified to serve as directors, selects or recommends nominees to the Board of Directors for the election of directors, and advises the Board of Directors with respect to Board of Directors and committee composition. The Corporate Governance and Nominating Committee is also responsible for reviewing with the Board of Directors from time to time the appropriate skills and characteristics required of Board of Directors members in the context of the current size and make-up of the Board of Directors.

In selecting or recommending nominees for election to the Board of Directors, the Corporate Governance and Nominating Committee conducts inquiries into the background and qualifications of any potential nominees, including, but not limited to, professional experience, viewpoint, age, education, skills (such as understanding of manufacturing, technology, finance and marketing), and international background.  The Corporate Governance and Nominating Committee recognizes the value of cultivating a Board of Directors with a diversity of backgrounds and experiences for a more balanced and wide-ranging discussions in the boardroom, which we believe, enhances the decision making process. Our stockholders also recognize the value of having diverse representation and a variety of viewpoints on the Company’s Board of Directors.  The Corporate Governance and Nominating Committee plans to strengthen the Board of Director’s diversity by the end of 2019 by conducting a careful and thoughtful search process to identify a female director nominee who possesses the requisite skills and experience needed to assist in executing the Company’s strategic plans.

The Corporate Governance and Nominating Committee may engage consultants or third party search firms to assist in identifying and evaluating potential nominees. The same criteria is used to evaluate all candidates, whether he or she was recommended by a director, management or a stockholder. To recommend a prospective nominee for the Corporate Governance and Nominating Committee’s consideration, stockholders should submit the candidate’s name and qualifications to our Corporate Secretary in writing to the following address: DASAN Zhone Solutions, Inc., Attention: Corporate Secretary, 7195 Oakport Street, Oakland, California 94621. When submitting candidates for nomination to be elected at the annual meeting of stockholders, stockholders must also follow the notice procedures and provide the information required by our bylaws.

In evaluating the qualification of candidates for potential nomination to the Board of Directors, the Corporate Governance and Nominating Committee reviews the background and qualification of each candidate, engages in internal discussions, interviews with selected candidates and assesses such candidate’s potential to make positive contributions that are responsive to the needs of DZS.  There is no specific criteria or minimum qualifications that a nominee must possess; our Corporate Governance and Nominating Committee reviews each candidate in the context of the current and anticipated needs of the Board of Directors and our business at a particular point in time.  As a result, the priorities and emphasis of the Corporate Governance and Nominating Committee and of the Board of Directors may change from time to time to take into account changes in business and other trends, and the portfolio of skills and experience of current and prospective Board of Directors members. Therefore, while the Corporate Governance and Nominating Committee is focused on the achievement and the ability of potential nominees to make a positive contribution with respect to such factors, it has not established any specific minimum criteria or qualifications that a nominee must possess.  Upon the identification of a qualified candidate, the Corporate Governance and Nominating Committee would select, or recommend for consideration by the full Board of Directors, such candidate as a nominee for election to the Board of Directors.

Special Committee

The Board of Directors has also established a Special Committee, which is responsible for administering certain post-closing provisions of the Merger Agreement on our behalf. Michael Connors is currently the sole member of the Special Committee. The Special Committee did not hold any meetings during the year ended December 31, 2018.

Director Attendance at Board Meetings and Annual Meetings of Stockholders

During the fiscal year ended December 31, 2018, the Board of Directors of DZS held eight meetings. Each director attended or participated in at least 75% of the meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he served, in each case during the period for which he was a director or a committee member. In addition to meetings, the Board of Directors and its committees sometimes took action by unanimous written consent in lieu of a meeting, which is permitted under Delaware corporate law.

We endeavor to schedule our annual meeting of stockholders at a time and date to maximize attendance by directors taking into account the directors’ schedules.  One of our directors attended last year’s annual meeting of stockholders.

Board of Directors’ Role in Risk Oversight

The Board of Directors has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The Audit Committee oversees management of financial risks and discusses our policies with respect to risk assessment and risk management. The Corporate Governance and Nominating Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest.

The Board of Directors’ role in our risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. The full Board of Directors (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate “risk owner” within the organization to enable it to understand our risk identification, risk management and risk mitigation strategies. When a committee receives the report, the Chairman of the relevant committee reports on the discussion to the full Board of Directors during the committee reports portion of the next Board of Directors meeting. This enables the Board of Directors and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Communications with the Board of Directors

Any stockholder wishing to communicate with any of our directors regarding corporate matters may write to the director, c/o Corporate Secretary, DASAN Zhone Solutions, Inc., 7195 Oakport Street, Oakland, California 94621. The Corporate Secretary will forward these communications directly to the director(s). However, certain correspondence such as spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material may be forwarded elsewhere within the Company for review and possible response.

PROPOSAL 1:

ELECTION OF DIRECTORS

Overview

Our Board of Directors has fixed the number of authorized directors at seven.  In accordance with our certificate of incorporation, our Board of Directors is divided into three classes that are as nearly equal in number as is practicable, with Class I consisting of two members, Class II consisting of two members, and Class III consisting of two members.  At each annual meeting of stockholders, the stockholders elect one class of directors to serve a three-year term.

Class III, the class of directors whose term expires at 2019 annual meeting of stockholders, currently consists of two persons. In accordance with the recommendation of the Corporate Governance and Nominating Committee, the Board of Directors has unanimously nominated Min Woo Nam and Il Yung Kim, the two incumbent directors whose terms expire at 2019 annual meeting of stockholders, to stand for reelection to the Board of Directors.  Messrs. Nam and Kim have been nominated to serve as directors until the 2022 annual meeting of stockholders or until their respective successors have been duly elected and qualified. Information regarding the background and qualification of each nominee for re-election to the Board of Directors is included above in “Corporate Governance Principles and Board Matters–Class III Directors Standing for Re-Election at this Annual Meeting”. As discussed above in “Corporate Governance Principles and Board Matters–Board Leadership Structure”,  Messrs. Nam and Kim were initially elected to the Board as designees of DNI, our majority stockholder and parent company, in connection with the Merger.

Unless proxy cards are otherwise marked, the persons named as proxies will vote all shares represented by such proxy cards received for the election of Messrs. Nam and Kim. If any director nominee is unable or unwilling to serve as a nominee at the time of the annual meeting, then the persons named as proxies may vote either (1) for a substitute nominee designated by the present Board of Directors to fill the vacancy or (2) for the balance of the nominees, leaving a vacancy. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve if elected as a director. Abstentions and broker non-votes will have no effect on the vote.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends that you vote “FOR” the election of Min Woo Nam and Il Yung Kim as Class III Directors.

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Overview

The Audit Committee has selected PricewaterhouseCoopers LLP (PwC) as our independent registered public accounting firm for the fiscal year ending December 31, 2019. Representatives of PwC are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of PwC as our independent registered public accounting firm is not required by our bylaws or otherwise. However, we are submitting the selection of PwC to the stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will reconsider whether or not to retain PwC, and may retain that firm or another without re-submitting the matter to the stockholders. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Principal Accounting Fees and Services

The following is a summary of PwC fees for professional services rendered to DZS for the years ended December 31, 2018 and 2017:

Fee Category	2018 Fees	2017 Fees
Audit Fees	$2,067,374	$1,746,341	(1)
Audit-Related Fees	526,322	—
Tax Fees	45,059	—
All Other Fees	2,742	4,500	(2)
Total	$2,641,497	$1,750,841

(1)

Audit Fees for the years ended December 31, 2018 and 2017 comprise $1,671,650 and $1,678,000 billed by PwC US, respectively, $389,947 and $64,041 billed by Samil PwC, respectively, and $5,777 and $4,300 of audit fees for the year ended December 31, 2018 and 2017 is billed by PwC Vietnam.

(2)

Approximately 0.10% and 0.20% of total fees paid by DZS to PwC are for other services for the years ended December 31, 2018 and 2017, respectively, were retrospectively approved by the Audit Committee pursuant to the de minimis exception under Rule 2-01(c)(7)(i)(C) of Regulation S-X. These fees relate to licenses for DZS to access certain PwC proprietary accounting and financial reporting technical content.

Audit Fees. This category includes the audit of our annual financial statements, review of financial statements, audit of our internal control over financial reporting (when applicable), review of our Form 10-Q quarterly reports, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements. With respect to the pre-Merger period, this category includes the audit of the annual financial statements and review of financial statements of DNS only, as DNS was a wholly owned subsidiary of DNI prior to the Merger.

Audit-Related Fees. This category consists of assurance and related services provided by PwC and Samil PwC that are reasonably related to the performance of the audit or review of our financial statements, and are not reported above as “Audit Fees.” These services include accounting consultations in connection with acquisitions, and consultations concerning financial accounting and reporting standards.

Tax Fees. This category consists of professional services rendered by PwC primarily in connection with tax compliance, tax planning and tax advice activities. These services include assistance with the preparation of tax returns, claims for refunds, value added tax compliance, and consultations on state, local and international tax matters.

All Other Fees. This category consists of fees for products and services other than the services reported above.

Pre-Approval Policy of the Audit Committee

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, is detailed as to the particular service or category of services, and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. All audit-related fees, tax fees and other fees billed to DZS or Legacy Zhone in each of the last two fiscal years were pre-approved by the Audit Committee.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends that you vote “FOR” the ratification of the appointment of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This compensation discussion and analysis summarizes our philosophy and objectives regarding the compensation of our executive officers and senior managers, including how we determine the elements and amounts of compensation. The Compensation Committee of the Board of Directors is responsible for determining, establishing and approving each element of compensation including salary and all bonus, incentive, equity and other compensation for the Company’s executive officers and senior managers. Our fiscal year 2018 named executive officers were: Il Yung Kim, President and Chief Executive Officer; Michael Golomb, Chief Financial Officer, Corporate Treasurer and Corporate Secretary, Dr. Seung Dong Lee, Chief Technology Officer, and Philip Yim, Chief Operating Officer. Mr. Yim was promoted to Chief Operating Officer in August 2018.

Executive Summary

DZS is a global provider of ultra-broadband network access solutions and communications platforms deployed by advanced Tier 1, 2 and 3 service providers and enterprise customers. We operate in a highly competitive environment. The purpose of our executive compensation program is to attract, motivate and retain the executives who lead our business and align their interests with the long-term interests of our stockholders. The main elements of our compensation program are base salary, annual cash bonus and long-term equity incentive awards. We seek to pay our named executive officers fairly and link pay with performance.

The leadership and discipline of our management team heavily contributed to our performance over the last several years. Among other achievements, our named executive officers demonstrated solid execution of our business plan and the promotion of our strategic objectives, including the successful completion of the Merger and integration of the businesses of Legacy Zhone and DNS. They continued to position us appropriately for growth, including by increasing revenues, expanding operating income as a percentage of revenue, and promoting a diverse customer and product mix in our businesses. Their focus on expense and working capital management increased our efficiency and improved our results. In addition, our managers promoted a philosophy of continuous improvement, leadership development among our senior managers and the ongoing importance of diversity and inclusion among our employee population. Our named executive officers have transitioned the Company to expand and grow our business. Our fiscal 2018 accomplishments, guided by our named executive officers, illustrate this focus, which included, among other things, the following:

•	We continue to make substantial progress in integrating the businesses of Legacy Zhone and DNS.
•

Our results from continuing operations in fiscal year 2018 reflected ongoing resiliency in our business, as demonstrated in our carrier business, while investing in the expansion of the enterprise business.

•	Overall, we demonstrated strong execution on strategic business objectives.

In determining the compensation of our named executive officers for 2018, the Compensation Committee evaluated our company’s overall performance and their individual contributions to that performance, including the factors described above.

Based on the comparable company information reviewed by the Compensation Committee each year in connection with its annual review of our executive compensation program, the Compensation Committee has historically targeted total direct compensation opportunities for the named executive officers at approximately the median of the competitive market data at time of hire and gradually made adjustments to levels above the median as the named executive officer demonstrates performance and assumes additional responsibilities over time.

In light of our recent performance and the other factors described above, we believe our executive pay is reasonable, consistent with our performance and financial objectives and position.

Philosophy and Objectives

We strive to find the best talent, resources and infrastructure to serve our customers and strategically expand our product portfolio. Our goal is to attract and retain highly qualified executives to manage and oversee each of our business functions. We seek out individuals who we believe will be able to contribute to our business and our vision of future success, culture, principles and values, and who will promote the long-term interests and growth of our company. Our compensation philosophy is intended to promote a team-oriented approach to performance as a portion of each named executive officer’s incentive compensation is based on achievement against the same performance objectives as our broad-based incentive plan.

Our compensation programs aim to achieve the following:

•	foster a goal-oriented, highly talented leadership team with a clear understanding of business objectives and shared corporate principles and values;
•	allocate our resources effectively in the development and selling of market-leading technology and products;
•	control costs in our business to maximize our efficiency;
•	ensure that the elements of compensation provided to our employees and executives are balanced, individually and in combination, and do not encourage excessive risk-taking;
•	reflect the competitive environment of our industry and our changing business needs;
•	enable us to attract, retain and drive a world-class leadership team; and
•	maintain pay parity and fair compensation practices across our organization.

In furtherance of these goals, our compensation programs are designed to:

•	be market competitive;
•	emphasize pay for performance;
•	share risks and rewards with our stockholders;
•	align the interests of our employees and executives with those of our stockholders; and
•	reflect our principles and values.

Our executive compensation program in 2018 consisted of the following components:

•	base salary;
•	potential cash bonuses;
•	equity-based incentives; and
•	health, welfare and retirement benefits.

The Compensation Committee’s goal is to set total compensation for our named executive officers at levels that are generally comparable to executives with similar roles and responsibilities at our peer group of companies, consistent with our goals, and appropriate in light of the Company's financial position and the executive’s experience level and expected contribution. The Compensation Committee typically targets total compensation for our named executive officers at or above the median of the market data from our peer group of companies, although actual compensation for an executive officer may be higher or lower than the targeted position depending on such factors as the individual performance of the named executive officer, our actual financial performance during the year, intensity of competition and general market conditions, the experience level, responsibilities and expected future contribution of the executive, and the importance of each position. The Compensation Committee does not rely solely upon rigid, pre-determined formulas for determining executive compensation and may consider any factor that is deemed pertinent to its executive compensation decisions.

Role of Chief Executive Officer and Chief Financial Officer in Determining Executive Compensation and Benchmarking Data

We generally have followed a consistent process over the years for determining compensation for our named executive officers. At the conclusion of each fiscal year, our Chief Executive Officer and Chief Financial Officer, with the assistance of the Human Resources Department, consider the compensation of executives in similar positions to theirs at our peer group, which is discussed below, using information gathered from proxy statements and other SEC filings. Our Chief Executive Officer and Chief Financial Officer then provide recommendations to the Compensation Committee for adjustments to their base salaries, bonus opportunities and equity levels.

Our Chief Executive Officer and our Chief Financial Officer attend some of the Compensation Committee meetings, but the Compensation Committee also regularly holds executive sessions not attended by any members of management or non-independent directors. The Compensation Committee discusses our Chief Executive Officer’s and Chief Financial Officer’s compensation package with them, but makes decisions with respect to their compensation without them present. The Compensation Committee has the ultimate authority to make decisions with respect to the compensation of our named executive officers, but may, if it chooses, delegate any of its responsibilities to subcommittees. The Compensation Committee has delegated to Mr. Il Yung Kim the authority to grant long-term incentive awards to employees below the level of executive officer under guidelines set by the Compensation Committee. The Compensation Committee has also authorized Mr. Kim to make salary adjustments and short-term incentive decisions for all employees other than officers under guidelines approved by the Compensation Committee. The Compensation Committee has not delegated any of its authority with respect to the compensation of executive officers. Although neither the Compensation Committee nor the Board of Directors is required to ratify the actions of Mr. Kim with regard to the authority delegated to him, as a matter of good corporate practice, Mr. Kim periodically provides a report to the Board of Directors regarding grants of long-term incentive awards to employees authorized by him. The Compensation Committee reviews this information in light of its own current experience, access to compensation information and experience at other companies and on other boards. The Compensation Committee historically has given considerable weight to management recommendations based on their direct knowledge of their performance and contributions to the Company. The Compensation Committee considers these factors, as well as any other factors it may deem relevant to its executive compensation determinations, and sets the compensation for the Company’s executive officers.

In determining the compensation of the named executive officers for fiscal year 2018, the Compensation Committee considered external market data and publicly available information from a peer group of comparable companies compiled as described above. This market data focused on, among other things, the cash components of compensation for executives.

The 2018 peer group used for purposes of determining 2018 compensation for the named executive officers represents companies within the telecommunications industry. The peer group was chosen primarily because they are our primary business competitors and because we consider the scope and complexity of their business operations to be closely related to ours. Our 2018 peer group was established by the Compensation Committee based on recommendations made by management.  In 2018, we added Extreme Networks and removed IXIA who was acquired by Keysight Technologies and is no longer closely related to our operations.

For fiscal year 2018, our peer group was comprised of the following companies:

•	Adtran, Inc.
•	Brocade Communications Systems, Inc. (Acquired by Broadcom, Inc. in November 2017)
•	Calix, Inc.
•	Ciena Corporation
•	Extreme Networks
•	F5 Networks, Inc.
•	Harmonic, Inc.
•	Infinera Corporation
•	Juniper Networks, Inc.
•	Ribbon Communications, Inc.
•	Westell Technologies, Inc.

Role of Compensation Consultants

In performing its duties, the Compensation Committee may obtain input, as it deems necessary, from outside professional consulting firms retained directly by the Compensation Committee or through the assistance of the Human Resources Department. The Compensation Committee did not retain an outside professional consulting firm to conduct a competitive review and assessment of the Company’s executive compensation program for the 2018 fiscal year.

Elements of Compensation Allocation

The Compensation Committee believes that each element of our compensation program is essential to attracting and retaining experienced and motivated executive officers who are able to successfully manage our operations, strategic direction and financial performance, particularly given the intensely competitive and rapidly changing telecommunications industry in which we operate. In evaluating the overall mix of compensation for named executive officers, the Compensation Committee typically does not rely on pre-determined formulas for weighting different elements of compensation for allocating between long-term and short-term compensation, but instead strives to develop comprehensive compensation packages that emphasize attainment of our short-term and long-term objectives and are reflective of our financial position and the executive’s abilities, experience level and contributions.

Base Salaries

In general, base salaries for employees, including named executive officers, are established based on the scope of their responsibilities, individual contribution, prior experience, sustained performance and anticipated level of difficulty of replacing the employee with someone of comparable experience and skill. Decisions regarding salary increases take into account the executive’s current salary and the amounts paid to the named executive officer’s peers outside the Company. In addition to considering the competitive pay practices of our peer group of companies, we also consider the amounts paid to a named executive officer’s peers internally by conducting an internal pay equity analysis which compares the pay of each named executive officer to other members of the management team. Base salaries are reviewed periodically, but are not automatically increased if the Compensation Committee believes that other elements of compensation are more appropriate in light of our stated objectives. This strategy is consistent with our intent of offering compensation that is contingent on the achievement of performance objectives. Mr. Kim’s, Mr. Golomb’s, and Dr. Lee’s annual base salary remained as offered in 2017. Mr. Yim’s salary was increased from $240,000 to $265,000, when he was promoted to Chief Operating Officer in August 2018.

Annual Incentives

Mr. Kim is the only executive officer eligible to participate in a performance-based annual bonus program, to be earned and paid quarterly in equal installments. Mr. Kim’s target quarterly bonus is $100,000. His actual bonus is intended to be based upon our Board of Directors’ evaluation of our overall results compared to the annual budget approved by our Board of Directors for the following criteria: revenues; pre-tax income from operations (excluding any non-recurring and/or extraordinary charges or credits); free cash flow (excluding any equity and/or debt changes); and other non-financial subjective criteria determined by the Board of Directors. For 2018, no specific quarterly performance objectives were established for the named executive officers’ bonus opportunities. Instead, the quarterly bonus plan achievement and payout was determined by our Board of Directors based on their subjective evaluation of our overall performance relative to the operating plan and of the named executive officers’ individual performance. Our Board of Directors determined Mr. Kim was the only named executive officer who was entitled to receive a bonus payment in 2018 under this program. Mr. Kim received a bonus of $400,000 in 2018.

Other Bonuses

No other bonuses were paid out to any of the executive officers in 2018.

Long-Term Equity Incentives

The goal of our long-term, equity-based incentive awards is to align the interests of employees with stockholders and to provide each employee with an incentive to manage our company from the perspective of an owner with an equity stake in the business. Because vesting is based on continued employment, our equity-based incentives also facilitate the retention of employees through the term of the awards. In determining the size of the long-term equity incentives to be awarded to employees, we take into account a number of internal factors, such as the relative job scope, individual performance history, prior contributions, the size of prior grants and competitive market data for our peer group of companies. Based upon these factors, the Compensation Committee determines the size of the long-term equity incentives at levels it considers appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value. The Compensation Committee does not apply any set formula or consider any specific weighting of these factors in setting the awards for a year. Rather, the level of awards is determined solely in the discretion of the Compensation Committee, taking into account those factors and the recommendations of management.

To reward and retain employees in a manner that best aligns employees’ interests with stockholders’ interests, we use stock options as the primary incentive vehicle for long-term compensation opportunities. We believe that stock options are an effective tool for meeting our compensation goal of increasing long-term stockholder value by tying the value of the stock options to our future performance. Because employees are able to profit from stock options only if our stock price increases in value over the stock option’s exercise price, we believe the options provide effective incentives to employees to achieve increases in the value of our stock. To the extent annual grants of options are awarded in any given year, they historically have been approved by the Board of Directors at a regularly scheduled meeting and with grant dates effective as of the day designated by the Board of Directors. While the vast majority of stock option awards to our employees historically have been made pursuant to our annual grant program, the Compensation Committee retains discretion to make stock option awards to employees at other times, including in connection with the hiring of an employee, the promotion of an employee, to reward an employee, for retention purposes or for other circumstances recommended by management or the Compensation Committee. The exercise price of any such grant is the fair market value of our common stock on the grant date. In addition, our stock option programs are broad-based.

No stock options were granted to Mr. Kim in 2018.

On July 9, 2018, in accordance with the terms of his employment agreement, Mr. Golomb was granted stock options to purchase 35,000 shares of our common stock under the 2017 Incentive Award Plan, as amended to date (the “2017 Plan”). The options have a ten-year term and an exercise price per share equal to the fair market value of our common stock on the date of grant. The options vest as to one-third of the shares on the first anniversary of the date of his commencement of employment and vest as to the remaining shares in 24 equal monthly installments thereafter, subject to Mr. Golomb’s continuing services to us through the applicable vesting date.

On August 9, 2018, Dr. Lee was granted stock options to purchase 50,000 shares of our common stock under the 2017 Plan. The options have a ten-year term and an exercise price per share equal to the fair market value of our common stock on the date of grant. The options vest in 48 equal installments following the grant date, subject to Dr. Lee’s continued employment.

On August 9, 2018, Mr. Yim was granted stock options to purchase 50,000 shares of our common stock under the 2017 Plan. The options have a ten-year term and an exercise price per share equal to the fair market value of our common stock on the date of grant. The options vest in 48 equal installments following the grant date, subject to Mr. Yim’s continued employment.

In addition, the vesting of the stock options held by our named executive officers may accelerate under certain circumstances as described below under “Potential Payments Upon Termination.”  These grants are further described in the table under “2018 Grants of Plan-Based Awards” below.

The Compensation Committee has not timed, nor does it intend in the future to time, the release of material nonpublic information based on equity award grant dates.

Retirement Savings

Our employees are eligible to participate in our 401(k) plan. Each employee may make before-tax contributions of up to 75% of their base salary, up to the limits imposed by the Code. We provide this plan to help our employees save some amount of their cash compensation for retirement in a tax efficient manner. We currently do not provide a matching contribution under our 401(k) plan, nor do we offer other retirement benefits.

Health and Welfare Benefits

The establishment of competitive benefit packages for our employees is an important factor in attracting and retaining highly qualified personnel. Our named executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life and disability insurance, generally on the same basis as other employees. We believe that these health and welfare benefits help ensure that the Company has a productive and focused workforce.

Other Benefits

We provide our named executive officers with other benefits when it is appropriate or necessary to incentivize them to join our company or to retain them. Pursuant to his amended and restated employment agreement, Mr. Kim receives a housing allowance and was eligible for relocation assistance in connection with his relocation to the San Francisco Bay Area from Korea in connection with his commencement of employment.

Tax Deductibility of Executive Compensation

Limitations on the deductibility of compensation may occur under Section 162(m) of the Code, which generally limits the tax deductibility of compensation paid by a public company to its chief executive officer and certain other highly compensated executive officers to $1 million. Tax deductibility is not a primary objective of our compensation programs, particularly in light of our company’s substantial net operating losses. We believe that achieving our compensation objectives set forth above is more important than the benefit of tax deductibility, and we reserve the right to maintain flexibility in how we compensate our executive officers that may result in limiting the deductibility of amounts of compensation from time to time.

Relationship Between Compensation and Risk

In early 2019, management assessed our compensation policies and programs for all employees for purposes of determining the relationship of such policies and programs and the enterprise risks faced by us. After that assessment, management determined that none of our compensation policies or programs create risks that are reasonably likely to have a material adverse effect on us. Management reported the results of its assessment to the Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement for the 2019 annual meeting.

Respectfully Submitted by the Compensation Committee
Min Woo Nam (Chairman)
Michael Connors

* The information contained in this Compensation Committee Report shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed to be incorporated by reference into any filing of DZS, except to the extent that DZS specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee for the 2018 fiscal year were Min Woo Nam, Michael Connors and Sung-Bin Park. All members of the Compensation Committee during 2018, other than Mr. Nam, were independent directors, and none of them were our officers or employees or former officers or employees. During 2018, none of our executive officers served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on the Compensation Committee or Board of Directors.

Summary Compensation Table

The following table sets forth the compensation earned during the years ended December 31, 2018, 2017 and 2016 for our “named executive officers.”

Name and Principal Position	Year	Salary ($)		Bonus ($) (1)	Stock Awards ($)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)		Total ($)
Il Yung Kim	2018	407,086	(4)	398,731	—	—	—	—	99,656	(5)	905,473
President	2017	397,110	(6)	200,000	—	1,492,500	—	—	127,580	(7)	2,217,190
Chief Executive Officer	2016	113,711	(8)	—	—	739,907	—	—	33,095	(9)	886,713
Michael Golomb	2018	300,000		—	—	235,403	—	—	27,804	(10)	563,207
Chief Financial Officer, Corporate Treasurer and Corporate Secretary	2017	24,231		—	—	1,077,700	—	—	2,452	(11)	1,104,383
Seung Dong Lee Chief Technology Officer	2018	247,004	(12)	7,031	—	317,085	—	—	66,074	(13)	637,194
Philip Yim, Chief Operating Officer	2018	245,375		—	—	317,085	—	—	47,944	(14)	610,404

(1)

Mr. Kim was paid a bonus of $398,731 for performance during 2018.  Dr. Lee was paid a discretionary bonus of $7,031 in Korean Won (with the KRW 7,881,751 paid to Dr. Lee converted to U.S. Dollars using an exchange rate of 1,121 KRW:1.00 USD, which represents the average of the actual exchange rates on the date of each payment to Dr. Lee for the period from January 1, 2018 through December 31, 2018) for performance during 2018.

(2)

This column represents the grant date fair value of the option awards granted during the applicable fiscal year to our named executive officers, calculated in accordance with ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions used in the calculation of these amounts, refer to Note 9 to the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.

(3)

Unless otherwise provided, amounts reflected in this column represent medical benefit premiums, contributions to health savings accounts and life insurance premiums paid by us on behalf of the executive for the applicable fiscal year.

(4)

For Mr. Kim, includes (a) $300,000 paid in U.S. Dollars and (b) $107,086 paid in Korean Won (with the KRW 120,000,000 paid to Mr. Kim converted to U.S. Dollars using an exchange rate of 1,121 KRW:1.00 USD, which represents the average of the actual exchange rates on the date of each payment to Mr. Kim for the period from January 1, 2018 through December 31, 2018).

(5)	For Mr. Kim, includes (a) $78,000 in housing allowance and (b) $21,656 in medical insurance paid by us on Mr. Kim’s behalf.
(6)

For Mr. Kim, includes (a) $290,000 paid in U.S. Dollars and (b) $107,110 paid in Korean Won (with the KRW 120,000,000 paid to Mr. Kim converted to U.S. Dollars using an exchange rate of 1,155 KRW:1.00 USD, which represents the average of the actual exchange rates on the date of each payment to Mr. Kim for the period from January 1, 2017 through December 31, 2017).

(7)

For Mr. Kim, includes (a) $76,200 in housing allowance, (b) $18,787 in medical insurance paid by us on Mr. Kim’s behalf, (c) $1,888 in other insurance premiums (including dental, vision, life insurance, short and long term disability) paid by us on his behalf and (d) $30,705 in relocation expense paid by us on his behalf.

(8)

For Mr. Kim, for the period from September 9, 2016 through December 31, 2016, includes (a) $32,000 paid in U.S. Dollars and (b) $83,711 paid in Korean Won (with the KRW 95,640,000 paid to Mr. Kim converted to U.S. Dollars using an exchange rate of 1,125 KRW:1.00 USD, which represents the average of the actual exchange rates on the date of each payment to Mr. Kim for the period from September 23, 2016 through December 23, 2016).

(9)

For Mr. Kim, includes (a) $16,480 in housing allowance, (b) $677 in medical insurance paid by us on Mr. Kim’s behalf, (c) $78 in other insurance premiums (including dental, vision, life insurance, short and long term disability) paid by us on his behalf and (d) $15,860 in fees to obtain immigration visas paid by us on his behalf. DZS entered into a lease agreement on October 10, 2016 for a home in Oakland, California in which Mr. Kim resides while conducting his duties in Oakland, California. The lease expense is $6,200 per month, including utilities and expenses. Mr. Kim pays $200 per month to DZS for the difference between his housing allowance and the lease cost per the terms of his employment agreement. No payments were made to Mr. Kim in 2016 for his relocation from Korea to Oakland, California.
(10)

For Mr. Golomb, includes (a) $25,206 in medical insurance premiums paid by us on his behalf and (b) $2,598 in other insurance premiums (including dental, vision, life insurance, short and long term disability) paid by us on his behalf.

(11)

For Mr. Golomb, includes (a) $2,064 in medical insurance premiums paid by us on his behalf and (b) $388 in other insurance premiums (including dental, vision, life insurance, short and long term disability) paid by us on his behalf.

(12)

For Dr. Lee, includes (a) $184,050 paid in U.S. Dollars and (b) $62,954 paid in Korean Won (with the KRW 70,550,040 paid to Dr. Lee converted to U.S. Dollars using an exchange rate of 1,121 KRW:1.00 USD, which represents the average of the actual exchange rates on the date of each payment to Dr. Lee for the period from January 1, 2018 through December 31, 2018).

(13)

For Dr. Lee, includes (a) $42,540 in housing allowance, (b) $15,962 in medical insurance paid by us on his behalf, (c) $2,251 in other insurance premiums (including dental, vision, life insurance, short and long term disability) paid by us on his behalf, and (d) $5,321 paid in Korean Won (with the KRW 5,964,841 paid to Dr. Lee converted to U.S. Dollars using an exchange rate of 1,121 KRW:1.00 USD, which represents the average of the actual exchange rates on the date of each payment to Dr. Lee for the period from January 1, 2018 through December 31, 2018) for his pension in Korea.

(14)

For Mr. Yim, includes (a) $21,140 in medical insurance paid by us on his behalf, (b) $2,597 in other insurance premiums (including dental, vision, life insurance, short and long term disability) paid by us on his behalf and (c) $24,207 gain from sale of stock options.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the relationship of the annual total compensation of our employees and the annual total compensation of Il Yung Kim, our President and Chief Executive Officer. The pay ratio included in this information is a reasonable estimate calculated in a manner that is intended to be consistent with Item 402(u) of Regulation S-K.

We have determined that the median of the 2018 annual total compensation of all employees employed as of December 31, 2018, excluding Mr. Kim, was $44,716.  Mr. Kim’s annual total compensation for the 2018 fiscal year was $905,473, as reported in the Summary Compensation Table included elsewhere in this Proxy Statement. Based on this information, Mr. Kim’s annual total compensation is 20 times (or a ratio of 20 to 1), that of the estimated median compensated DZSI employee. This pay ratio is a reasonable estimate calculated in accordance with SEC rules based on our payroll and employment records and the methodology described below.

As of December 31, 2018, we had a total of 795 U.S. and non-U.S. employees. Our employee workforce consists of full- and part-time employees.  For purposes of measuring compensation, we included each employee’s 2018 base compensation, including overtime and other incentives, which provides a reasonable estimate of compensation received. This methodology was consistently applied to all our employees as of December 31, 2018. We annualized the base compensation for employees hired and/or separated from service in 2018. We did not make any cost-of-living adjustments in identifying the “median employee.” Compensation of our non-U.S. employees was converted from local currency to U.S. dollars based on the exchange rate conversion methodology used by us for purposes of our audited financial statements. Once we identified the total annual compensation of the “median employee” for purposes of the ratio disclosed above, we calculated the components of the median employee’s compensation for 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in the annual total compensation for the median employee reflected above.

2018 Grants of Plan-Based Awards

The following table sets forth summary information regarding grants of plan-based awards made to our named executive officers during the year ended December 31, 2018.

Name	Grant Date	Approval Date	Estimated Possible Payouts under Non- Equity Incentive Plan Awards Target ($) (1)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or base Price of Option Awards ($/Sh) (2)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Il Yung Kim	—	—	$400,000	—	—	—	—
Michael Golomb	7/9/2018	7/9/2018	—	—	35,000	10.22	357,700
Seung Dong Lee	8/9/2018	8/9/2018	—	—	50,000	9.63	481,500
Philip Yim	8/9/2018	8/9/2018	—	—	50,000	9.63	481,500

(1)	Represents the target bonus opportunity for Mr. Kim for 2018.
(2)

The options granted to Mr. Golomb have a term of ten years from the date of grant and vest over three years with the first 33.3% vesting on December 1, 2018 and the remaining shares vesting in 24 equal monthly installments over the course of the remaining two years. The vesting of the stock options held by our named executive officers may accelerate under certain circumstances as described below under “Potential Payments Upon Termination.” The options granted to Dr. Lee, and Mr. Yim have a term of ten years from the date of grant and vest over four years.

(3)

This column represents the grant date fair value of the option awards granted during the applicable fiscal year to our named executive officers, calculated in accordance with ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions used in the calculation of these amounts, refer to Note 9 to the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.

Outstanding Equity Awards at 2018 Fiscal Year End

The following lists all outstanding equity awards held by our named executive officers as of December 31, 2018.

	Option Awards (1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (2)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($) (2)	Option Expiration Date
Il Yung Kim	58,324	91,676	(3)	—	6.75	10/10/2027
	47,912	52,087		—	4.80	1/4/2027
	112,490	84,033	(4)	—	5.95	9/9/2026
Michael Golomb	42,900	87,100	(5)	—	8.29	12/1/2027
	—	35,000			10.22	7/9/2028
Seung Dong Lee	9,582	10,418		—	4.75	1/11/2027
	4,164	45,836		—	9.63	8/9/2028
Philip Yim	1,832	14,168		—	6.91	10/1/2027
	4,164	45,836		—	9.63	8/9/2018

(1)

Except as otherwise described, all options have a term of ten years from the date of grant and vest and become exercisable in 48 equal monthly installments over the course of four years from the date of grant. The vesting of the stock options held by our named executive officers may accelerate under certain circumstances as described below under “Potential Payments Upon Termination.”

(2)	Amounts presented have been adjusted to reflect the one-for-five reverse stock split effected on February 28, 2017.
(3)	The options have a term of ten years from the date of grant and vest monthly over three years in 36 equal monthly installments.
(4)

The options have a term of ten years from the date of grant and vest over four years with the first 25% vesting on September 9, 2017 and the remaining shares vesting in 36 equal monthly installments over the course of the remaining three years thereafter.

(5)

The options have a term of ten years from the date of grant and vest over three years with the first 33.3% vesting on December 1, 2018 and the remaining shares vesting in 24 equal monthly installments over the course of the remaining two years.

Option Exercises and Stock Vested in 2018

Philip Yim exercised:

Exercise Date	Number of Shares Exercised	Exercise Price	Exercise Gain
11/26/2018	2,000	$13.266	$12,712
11/27/2018	1,000	12.550	5,640
11/29/2018	1,000	12.765	5,855
	4,000		$24,207

Pension Benefits

None of our named executive officers participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our named executive officers participates in or has account balances in qualified or non-qualified contribution plans or other deferred compensation plans maintained by us.

Potential Payments Upon Termination

We have employment, severance, change of control or release agreements with certain of the named executive officers, as described below.

Employment Agreement with Il Yung Kim

On October 10, 2017, we entered into an Amended and Restated Employment Agreement (the “Restated Employment Agreement”) with Il Yung Kim, who was then serving as our President, Chief Executive Officer and Acting Chief Financial Officer. The Restated Employment Agreement with Mr. Kim superseded his then-existing employment agreement.

The Restated Employment Agreement has a three-year term expiring on October 10, 2020. During the term, Mr. Kim will serve as President and Chief Executive Officer reporting to the Board of Directors, with such duties and responsibilities as are commensurate with such positions. The Restated Employment Agreement provides that Mr. Kim will have an initial annual base salary of $400,000, which will be reviewed on at least an annual basis by the Compensation Committee. In addition, Mr. Kim is eligible to participate in a performance-based annual bonus program. Mr. Kim has an annual target bonus equal to $400,000. During the term, we will provide Mr. Kim with a monthly housing allowance of up to $6,500. In addition, in the event that Mr. Kim’s employment is terminated, we will pay or reimburse Mr. Kim for up to an additional $30,000 in relocation expenses at such termination of his employment, unless he voluntarily resigns without “good reason” (as defined below). The relocation expenses to be provided to Mr. Kim will be grossed-up for taxes. Mr. Kim is also eligible to participate in all health benefits, insurance programs, pension and retirement plans and other employee benefit and compensation arrangements generally available to our other officers. Mr. Kim also received a one-time signing bonus in the amount of $100,000 in connection with the execution of the Restated Employment Agreement.

Under the Restated Employment Agreement, Mr. Kim will receive certain compensation in the event that his employment is terminated by us for any reason other than by reason of death, disability, his termination for “cause” (as defined below), if he resigns for “good reason” (as defined below), or as a result of the expiration of the term (each, a “Kim Qualifying Termination”). In the event that Mr. Kim’s employment is terminated by reason of a Kim Qualifying Termination, he will be entitled to receive a lump-sum payment equal to his annual salary as in effect immediately prior to the date of termination (or, if greater, $400,000) plus an amount equal to the sum of the bonuses earned by Mr. Kim for the four most recently completed calendar quarters preceding his date of termination. In addition, in the event of a Kim Qualifying Termination, all stock awards held by Mr. Kim will vest in full on the date of termination and, with respect to stock awards granted on or after the date of the Restated Employment Agreement, shall remain exercisable for a period of one year following the date of termination (but not beyond the original expiration date of such stock awards).

Assuming a hypothetical Kim Qualifying Termination of Mr. Kim’s employment on December 31, 2018, the last day of our 2018 fiscal year, we would have been obligated to pay Mr. Kim a lump sum payment of $600,000, up to $30,000 reimbursement of expenses for relocation to his new principal place of residence, and the vesting and exercisability of his stock options would have accelerated on the date of termination, which stock options would have had a value of $3,549,314 as of December of December 31, 2018, based on a closing price per share of our common stock on December 31, 2018 (the last trading day of 2018) of $13.91, less the applicable exercise price.

Employment Agreement with Michael Golomb

On December 1, 2017, we entered into an employment agreement with Mr. Golomb (the Golomb Employment Agreement). The Golomb Employment Agreement has an initial term expiring on December 1, 2020. During the term, Mr. Golomb will serve as Chief Financial Officer, Corporate Treasurer and Secretary reporting to the Chief Executive Officer, with such duties and responsibilities as are commensurate with the position. The Golomb Employment Agreement provides that Mr. Golomb has an initial annual base salary of $300,000. The base salary will be reviewed on at least an annual basis by the Compensation Committee. Mr. Golomb is also eligible to participate in all health benefits, insurance programs, pension and retirement plans and other employee benefit and compensation arrangements generally available to our other officers.

Under the Golomb Employment Agreement, Mr. Golomb will receive certain compensation in the event that his employment is terminated by us for any reason other than by reason of death, disability, termination for “cause” (as defined below), or if the executive resigns for “good reason” (as defined below), or as a result of the expiration of the term (each, a “Golomb Qualifying Termination”). In the event Mr. Golomb’s employment is terminated by reason of a Golomb Qualifying Termination, Mr. Golomb will be entitled to receive a lump-sum payment equal to the greater of his six months’ salary as in effect immediately prior to the date of termination or $150,000. In addition, in the event of a Golomb Qualifying Termination, all stock awards held by Mr. Golomb will vest in full on the date of termination and shall remain exercisable for a period of one year following the date of termination (but not beyond the original expiration date of such stock awards).

Following the date that is six months following the date of the Golomb Employment Agreement, the Chief Executive Officer will conduct an initial review of Mr. Golomb’s performance. Based on such review, the Chief Executive Officer may, but will be under no obligation to, recommend to the Board of Directors the grant of such number of additional options to purchase shares of our common stock so that, after taking into account the number of shares of our common stock subject to the stock options described above plus the number of shares of our common stock subject to such additional grant, Mr. Golomb holds stock options to purchase up to an aggregate of 1% of the outstanding shares of our common stock.

Assuming a hypothetical Golomb Qualifying Termination of Mr. Golomb’s employment on December 31, 2018, the last day of our 2018 fiscal year, we would have been obligated to pay Mr. Golomb a lump sum payment of $150,000, and the vesting and exercisability of his stock options would have accelerated on the date of termination, which stock options would have had a value of $859,750 as of December 31, 2018, based on a closing price per share of our common stock on December 31, 2018 (the last trading day of 2018) of $13.91 less the applicable exercise price.

Defined Terms in Employment Agreements

For purposes of the employment agreements, “cause” is generally defined to include: (1) the executive’s willful or continued failure to substantially perform his duties with the Company, or any failure to carry out, or comply with, in any material respect any lawful and reasonable directive of the Board of Directors (or, with respect to Mr. Golomb, the Chief Executive Officer) consistent with the terms of his employment agreement, which failure continues for 15 days following the executive’s receipt of written notice from the Board of Directors, (2) the executive’s conviction of, guilty plea to, or entry of a nolo contendere plea to a felony or a crime of moral turpitude or commission of an act of fraud, embezzlement or misappropriation against us, (3) the executive’s willful or reckless misconduct that has caused or is reasonably likely to cause demonstrable and material financial injury to the Company, or (4) the executive’s willful and material breach of his employment agreement, which breach remains uncured for 15 days following his receipt of written notice by the Board of Directors.

For purposes of the employment agreements, “good reason” is generally defined to include the occurrence of any of the following events without his consent: (1) a material diminution in the executive’s base compensation, (2) a material diminution in the executive’s authority, duties or responsibilities, (3) a material change in the geographic location at which the executive must perform his duties, or (4) any other action or inaction that constitutes a material breach by the Company of its obligations under the employment agreement.

Equity Compensation Plan Information

The following table provides information as of December 31, 2018 with respect to shares of our common stock that may be issued under existing equity compensation plans. The table does not include information with respect to shares subject to outstanding options granted under equity compensation arrangements assumed by us in connection with mergers and acquisitions of the companies that originally granted those options.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (1)	Weighted average exercise price of outstanding options, warrants and rights (1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
Equity compensation plans approved by security holders	1,757,554	8.00	762,411	(2)
Equity compensation plans not approved by security holders	—	—	—

(1)

This column includes 1,757,554 shares of unvested restricted stock and/or restricted stock units outstanding as of December 31, 2018 under the 2017 Plan. The weighted average exercise price of those outstanding options is $8.00 per share.

(2)

Includes shares available for future issuance under our 2017 Plan) and the 2018 Employee Stock Purchase Plan. As of December 31, 2018, 250,000 shares of common stock were available for future issuance under the 2018 Employee Stock Purchase Plan.

DIRECTOR COMPENSATION

Directors who are employees of the Company, such as Il Yung Kim, do not receive any additional compensation for their services as directors.

On January 8, 2018, our Board of Directors adopted a new compensation program for non-employee directors. Under our new non-employee director compensation program, each non-employee director is eligible to receive an annual cash retainer of $35,000 (pro-rated for partial years) that is paid quarterly. To align the interests of directors with the long-term interests of stockholders, each non-employee director is also entitled to receive an annual equity grant in the form of restricted stock units. The restricted stock units will be automatically granted on the first trading day of each calendar year commencing January 2019. The number of restricted stock units granted will be determined by dividing $65,000 by the fair market value per share of our common stock on the date of grant. The annual equity grant of restricted stock units will vest in four equal installments at the end of each quarter over the course of one year following the grant date. In addition, members of the Audit Committee will receive an annual cash retainer of $15,000, members of the Compensation Committee will receive an annual cash retainer of $10,000 and members of the Nominating and Corporate Governance Committee will receive an annual cash retainer of $5,000. All cash retainers are paid quarterly for continued service on the committees. Non-employee directors are also entitled to reimbursement of reasonable out-of-pocket expenses incurred attending Board and committee meetings, and in connection with Board related activities. The following table sets forth the compensation earned during the year ended December 31, 2018 by each of our non-employee directors.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)	Total ($)
Michael Connors(4)	50,000	65,000	—	—	—	—	115,000
Seong Gyun Kim(5)	40,000	65,000	—	—	—	—	105,000
Min Woo Nam(6)	35,000	65,000	—	—	—	—	100,000
Sung-Bin Park(7)	50,000	65,000	—	—	—	—	115,000
Rolf Unterberger(8)	26,250	48,750	—	—	—	—	75,000
David Schopp(9)	13,521	25,110	—	—	—	—	38,631

(1)	As described above, for director compensation in 2018, a director was entitled elect to receive an equivalent amount of fully vested shares of our common stock in lieu of the annual cash retainer.
(2)

This column represents the grant date fair value of the equity awards granted in 2018 to the non-employee directors, as calculated in accordance with ASC Topic 718. For these awards, the grant date fair value is calculated using the closing price of our common stock on the grant date as if these awards were vested and issued on the grant date. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions used in the calculation of these amounts, refer to Note 9 to the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.

(3)

The aggregate amount of perquisites and other personal benefits, securities or property provided to each non-employee director, valued on the basis of aggregate incremental cost to the Company, was less than $10,000.

(4)	As of December 31, 2018, Dr. Connors held a total of 62,000 stock options and no unvested stock awards.
(5)	As of December 31, 2018, Mr. Kim held no stock options and a total of 8,494 restricted stock units.
(6)	As of December 31, 2018, Mr. Nam held a total of 20,000 stock options and no unvested stock awards.
(7)	As of December 31, 2018, Mr. Park held a total of 20,000 stock options and no unvested stock awards.
(8)	As of December 31, 2018, Mr. Unterberger held no stock options and no unvested stock awards.
(9)	As of December 31, 2018, Mr. Schopp held no stock options and no unvested stock awards.

OWNERSHIP OF SECURITIES

Beneficial Ownership Table

The following table sets forth information known to us regarding ownership of our common stock on April 4, 2019 by (1) each person who beneficially owned more than 5% of our common stock, (2) each current director, (3) each of our named executive officers and (4) all directors, named executive officers and their affiliates as a group. We are not aware of any arrangements, including any pledge of our common stock, that could result in a change in control.

Name of Beneficial Owner (1)	Number of Shares Beneficially Owned (2)		Percent Owned (3)
DASAN Networks, Inc.	9,493,015	(4)	57.2%
New Enterprise Associates	956,254	(5)	5.8%
Il Yung Kim	252,054	(6)	1.5%
Michael Golomb	70,533	(7)	*
Seung Dong Lee	18,119	(8)	*
Philip Yim	10,783	(9)	*
Min Woo Nam	21,397	(10)	*
Michael Connors	91,618	(11)	*
Seong Gyun Kim	17,615	(12)	*
Sung-Bin Park	21,397	(13)	*
Rolf Unterberger	9,269	(14)	*
David Schopp	7,284	(15)	*
All directors, named executive officers and their affiliates as a group (10 persons) (16)	10,969,338		66.1%

*	Denotes less than 1%.
(1)

Under the rules of the SEC, a person is the beneficial owner of securities if that person has sole or shared voting or investment power. Except as indicated in the footnotes to this table and subject to applicable community property laws, to our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned. Unless otherwise indicated, the address for each person or entity named below is c/o DASAN Zhone Solutions, Inc., 7195 Oakport Street, Oakland, California 94621.

(2)

In computing the number of shares beneficially owned by a person named in the table and the percentage ownership of that person, shares of common stock that such person had the right to acquire within 60 days after April 4, 2019 are deemed outstanding, including without limitation, upon the exercise of options or vesting of restricted stock units. These shares are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person.

(3)

For each person included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person by the sum of (a) 16,603,599 shares of common stock outstanding on April 4, 2019 plus (b) the number of shares of common stock that such person had the right to acquire within 60 days after April 4, 2019.

(4)	The address of DASAN Networks, Inc. is DASAN Tower, 49, Daewangpangyo-ro 644 Beon-gil Budang-gu, Sungnam-si, Gyeonggi-do, 463-400, Korea.
(5)

Based solely on information contained in a Schedule 13D/A filed with the SEC on April 21, 2016 (as adjusted for the one-for-five reverse stock split of our common stock effected in February 2017), consists of (a) 72,685 shares held by New Enterprise Associates VIII, Limited Partnership, (b) 51,767 shares held by New Enterprise Associates 8A, Limited Partnership, (c) 357,613 shares held by New Enterprise Associates 9, Limited Partnership and (d) 474,189 shares held by New Enterprise Associates 10, Limited Partnership. Each separate New Enterprise Associates entity disclaims beneficial ownership over shares with respect to which it is not the direct holder, except to the extent of its pecuniary interest therein. The address of the entities affiliated with New Enterprise Associates is 1954 Greenspring Drive, Suite 600, Timonium, MD 21093.

(6)	Consists of 252,054 shares subject to stock options exercisable by Mr. Kim within 60 days after April 4, 2019.
(7)	Consists of 70,533 shares subject to stock options exercisable by Mr. Golomb within 60 days after April 4, 2019.
(8)	Consists of 18,119 shares subject to stock options exercisable by Dr. Lee within 60 days after April 4, 2019.
(9)	Consists of 10,783 shares subject to stock options exercisable by Mr. Yim within 60 days after April 4, 2019.

(10)	Consists of (a) 8,057 shares held by Mr. Nam, (b) 3,558 Restricted Stock Units held by Mr. Nam, and (c) 9,782 shares subject stock options exercisable by Mr. Nam within 60 days after April 4, 2019.
(11)

Consists of (a) 36,701 shares held by Dr. Connors, (b) 3,558 Restricted Stock Units held by Dr. Connors, and (c) 51,359 shares subject stock options exercisable by Dr. Connors within 60 days after April 4, 2019.

(12)	Consists of (a) 10,307 shares held by Mr. Kim and (b) 7,308 Restricted Stock Units held by Mr. Kim as of April 4, 2019.
(13)

Consists of (a) 8,057 shares held by Mr. Park, (b) 3,558 Restricted Stock Units held by Mr. Park, and (c) 9,782 shares subject to stock options exercisable by Mr. Park within 60 days after April 4, 2019.

(14)	Consists of (a) 5,711 shares held by Mr. Unterberger, and (b) 3,558 Restricted Stock Units held by Mr. Unterberger as of April 4, 2019.
(15)	Consists of (a) 3,726 shares held by Mr. Schopp, and (b) 3,558 Restricted Stock Units held by Mr. Schopp as of April 4, 2019.
(16)	Includes 422,412 shares subject to stock options exercisable within 60 days after April 4, 2019.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. These persons are required to furnish us with copies of all forms that they file. Based solely on our review of copies of these forms in our possession and in reliance upon written representations from our directors and executive officers, we believe that all of our directors, executive officers and 10% stockholders complied with the Section 16(a) filing requirements during 2018.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Party Transactions

All relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants are reviewed by our Audit Committee or another independent body of the Board of Directors, such as the independent and disinterested members of the Board of Directors. As set forth in the Audit Committee charter, the members of the Audit Committee, all of whom are independent directors, review and approve related party transactions for which such approval is required under applicable law, including SEC and Nasdaq rules. In the course of its review and approval or ratification of a disclosable related party transaction, the Audit Committee or the independent and disinterested members of the Board of Directors may consider:

•	the nature of the related person’s interest in the transaction;
•	the material terms of the transaction, including, without limitation, the amount and type of transaction;
•	the importance of the transaction to the related person;
•	the importance of the transaction to the Company;
•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and
•	any other matters the Audit Committee deems appropriate.

Related Party Transactions

In connection with the Merger, on September 9, 2016, we entered into a loan agreement with DNI for a $5.0 million unsecured subordinated term loan facility. Under the loan agreement, we were permitted to request drawdowns of one or more term loans in an aggregate principal amount not to exceed $5.0 million. As of December 31, 2018, $5.0 million in term loans was outstanding under the facility. The interest rate as of December 31, 2018 under this facility was 4.6% per annum. On or about February 27, 2019, the entire outstanding balance on this term loan was repaid with some of the proceeds of the PNC Facility.

In February 2016, DNS California borrowed $1.8 million from DNI for capital investment, which amount was outstanding as of December 31, 2018. This loan was due to mature in March 2018 with an option of renewal by mutual agreement, and bore interest at a rate of 4.6% per annum, payable annually.  Effective January 31, 2018, we amended the terms of this loan to extend the repayment date from March 2018 to July 2019 and maintain an interest rate of 4.6%. On February 27, 2019, we amended the terms of this loan to extend the repayment date until 90 days after the maturity of the PNC Facility.

On March 27, 2018, DASAN Network Solutions, Inc., a corporation organized under the laws of the Republic of Korea (“DNS Korea”) borrowed KRW 6.5 billion from DNI, of which $4.5 million was repaid on August 8, 2018. As of December 31, 2018, $1.3 million remained outstanding. The loan bears interest at a rate of 4.6% and is secured by certain accounts receivable of DNS Korea. On February 27, 2019, we amended the terms of this loan to extend the repayment date until 90 days after the maturity of the PNC Facility.

On December 27, 2018, we entered into a Loan Agreement with DNI for a $6.0 million secured term loan with an interest rate of 4.6% per annum.  On February 27, 2019, we amended the terms of the term loan to extend the repayment date until 90 days after the maturity of the PNC Facility and to terminate any security granted to DNI with respect to such term loan.

Interest expense on these related party borrowings was $0.4 million and $0.3 million in 2018 and 2017, respectively

Min Woo Nam, the Chairman of our Board of Directors, personally guarantees certain indebtedness under our credit facilities. As of December 31, 2018, Mr. Nam guaranteed an aggregate principal amount of $2.9 million in outstanding indebtedness and $2.6 million for letters of credit.  In 2018, the largest amount of principal outstanding indebtedness guaranteed by Mr. Nam was $2.9 million. The amount of principal and interest paid in 2018 was $0 and $0.2 million, respectively.  The amount of interest payable on the indebtedness is $0 at December 31, 2018.

We have entered into various agreements and transactions with DNI and certain of its affiliates in the ordinary course of business. We have entered into certain sales agreements with DNI and certain of its subsidiaries for the sale of our products in Korea, France, India and Taiwan, under which finished goods produced by us were sold to these related parties for approximately $5.6 million during the year ended December 31, 2018.

We have also entered into an agreement with CHASAN Networks Co., Ltd., a wholly owned subsidiary of DNI, to provide manufacturing and research and development services for us, under which agreement we are charged a cost plus 7% fee for the manufacturing and development of certain deliverables. We paid approximately $1.1 million to CHASAN Networks Co., Ltd. under this agreement during the year ended December 31, 2018.

We have entered into an agreement with Tomato Soft Ltd., a wholly owned subsidiary of DNI, to provide manufacturing and research and development services for us. We paid approximately $0.1 million to Tomato Soft Ltd. under this agreement during the year ended December 31, 2018.

We have entered into an agreement with Tomato Soft (Xi'an) Ltd., a wholly owned subsidiary of DNI, to provide research and development services for us. We paid approximately $0.5 million to Tomato Soft (Xi'an) Ltd. under this agreement during the year ended December 31, 2018.

In addition, we share office space with DNI and certain of DNI's subsidiaries. Prior to the Merger, DNS, then a wholly owned subsidiary of DNI, shared human resources, treasury and other administrative support with DNI. As such, we have entered into certain service sharing agreements with DNI and certain of its subsidiaries for the shared office space and shared administrative services. Expenses related to rent and administrative services are allocated to us based on square footage occupied and headcount, respectively. We paid approximately $4.3 million to DNI and its subsidiaries under these agreements during the year ended December 31, 2018.

DNI has also provided payment guarantees relating to certain of our borrowings, and we pay DNI a guarantee fee which is calculated as 0.9% of the guaranteed amount. We paid approximately $0.3 million to DNI in respect of its payment guarantees during the year ended December 31, 2018.

See Note 13 to the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018 (which is incorporated herein by reference) for information regarding related party transactions involving DNI and its affiliates.

AUDIT COMMITTEE REPORT

The Audit Committee has been established for the purpose of overseeing the accounting and financial reporting processes of the Company and audits of DZS’ financial statements and internal control over financial reporting. DZS’ Audit Committee is made up solely of independent directors, as defined in the applicable Nasdaq and SEC rules, and it operates under a written charter adopted by the Board of Directors. The composition of the Audit Committee, the attributes of its members and its responsibilities, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. As described more fully in the charter, the purpose of the Audit Committee is to assist the Board of Directors in its general oversight of DZS’ financial reporting, internal controls and audit functions. Management is responsible for the preparation, presentation and integrity of DZS’ financial statements, accounting and financial reporting principles, internal controls, and procedures designed to assure compliance with accounting standards, applicable laws and regulations. PwC, DZS’ independent registered public accounting firm, is responsible for performing an independent audit of DZS’ consolidated financial statements in accordance with generally accepted auditing standards. The Audit Committee periodically meets with PwC, with and without management present, to discuss the results of their examinations, their evaluations of DZS’ internal controls and the overall quality of DZS’ financial reporting. The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, PwC. The Audit Committee serves a board level oversight role, in which it provides advice, counsel and direction to management and PwC on the basis of the information it receives, discussions with management and PwC, and the experience of the Audit Committee’s members in business, financial and accounting matters.

In performing its oversight role, the Audit Committee reviewed and discussed the audited financial statements with management and PwC. The Audit Committee also discussed with PwC the matters required to be discussed by Statement on Auditing Standard No. 61 (Communications with Audit Committees), as amended, as adopted by the Public Company Accounting Oversight Board (United States) in Rule 3200T, including the quality and acceptability of DZS’ accounting principles as applied in its financial reporting. The Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence and has discussed with PwC its independence from management and the Company. In reliance on these reviews and discussions, and the reports of PwC, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited financial statements in DZS’ Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC.

Respectfully Submitted by the Audit Committee
Seong Gyun Kim (Chairman)
Michael Connors

OTHER MATTERS

We have not received notice of other matters that may be properly presented at the annual meeting other than those listed on the Notice of Annual Meeting of Stockholders and discussed above. If other matters should properly come before the meeting, however, the persons named in the accompanying proxy will vote all proxies in their discretion.

Stockholder Proposals for Inclusion in the Proxy Statement for the 2020 Annual Meeting. Stockholders of DZS may submit proposals on matters appropriate for stockholder action at meetings of our stockholders in accordance with Rule 14a-8 promulgated under the Exchange Act. To be eligible for inclusion in the proxy statement relating to our 2020 annual meeting of stockholders, proposals of stockholders must be received at our principal executive offices no later than December 11, 2019 (being 120 calendar days prior to the anniversary of the release date of the proxy statement for our 2019 annual meeting) and must otherwise satisfy the conditions established by the SEC for stockholder proposals to be included in the proxy statement for that meeting.

Stockholder Proposals for Presentation at the 2020 Annual Meeting. If a stockholder wishes to present a proposal, including a director nomination, at our 2020 annual meeting of stockholders and the proposal is not intended to be included in our proxy statement relating to that meeting, the stockholder must give advance notice in writing to our Corporate Secretary prior to the deadline for such meeting determined in accordance with our bylaws. Our bylaw notice deadline with respect to the 2020 annual meeting of stockholders is February 28, 2020 (90 calendar days prior to the anniversary of our 2019 annual meeting). If a stockholder gives notice of a proposal outside of the bylaw notice deadline, the stockholder will not be permitted to present the proposal to the stockholders for a vote at our 2020 annual meeting. However, in the event that the 2020 annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary of the 2019 annual meeting, to be timely, notice by the stockholder must be received by the later of (1) the close of business 90 days prior to the 2019 annual meeting or (2) the 10th day following the day on which public announcement of the date of the 2020 annual meeting is first made. A stockholder’s notice must set forth the information required by our bylaws with respect to each matter the stockholder proposes to bring before the annual meeting.

Notices. All notices of proposals by stockholders, whether or not included in our proxy statement, should be delivered to DASAN Zhone Solutions, Inc., Attn: Corporate Secretary, 7195 Oakport Street, Oakland, California 94621.

DZS
DASAN Zhone Solutions, Inc.

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Annual Meeting Proxy Card

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A Proposals – The DZSI Board of Directors unanimously recommends a vote "FOR" the nominees listed in Proposal 1 and "FOR" Proposal 2.

1. Election of Class III Directors to serve three-year terms:

	For	Withhold		For	Withhold
01 - Min Woo Nam	☐	☐	02 - Il Yung Kim	☐	☐

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firm for the fiscal year ending December 31, 2019. For against abstain b Authorized signatures-this section must be completed for your vote to be counted. date and sign below. Please sign your name(s) exactly as your name (s) appear(s)on this proxy card.if shares are held jointly.each joint holder must sign, when signing as trustee,executor,administrator,guardian, Attorney or corporate officer, please print your full title. Date (mm/dd/yy)-please print date below. Signature 1-please keep signature within the box. Signature 2- please keep signature within the box. C1234567890 21 av 412301 jnt 031GJC MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/dzsi IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENYELOPE Proxy – DASAN ZHONE SOLUTIONS, INC. ANNUAL MEETING OF STOCKHOLDERS May 28, 2019 THIS PROXY IS SOLICITED ON BEHALF OF THE DZSI BOARD OF DIRECTORS The undersigned revokes all previous proxies, acknowledges receipt of the notice of annual meeting of stockholders and the accompanying proxy statement, and hereby appoints ii yung kim and michael golomb, with full power of substitution as to each, as proxies of the undersigned, to represent the undersigned and to vote all shares of common stock of dzsi that the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the annual meeting of stockholders of dzsi to be held on may 28, 2019 at 10:00 am.,pacific time at 7195 oakport street, oakland, california 94621, and at any adjournments or postponements there of, with the same force and effect as the undersigned might or could do if personally present. THE SHARES REPRESEMTED BY THIS PROXY CARD WILL BE VOTED AS INSTRUCTED BY THE STOCKHOLDER, IF NO INSTRUCTIONS ARE SPECIFIED, THE SHARES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS, IF ANY OTHER BUSINESS IS PROPERLY PRESENTED AT THE ANNUAL MEETING, OR ANY ADUOURNMENTS OR POSTPONMENTS THER OF, THIS PROXY CARD WILL CONFER DISCRETIONAY AUTHORITY ON THE INDIVIDUALS NAMED AS PROXIES TO VOTE THE SHARES REPRESENTED BY THE PROXY IN ACCORDANCE WITH THEIR BEST JUDGMENT. Important, notice regarding the availability of proxy materials for the stockholder meeting to be held on may 28, 2019: Dzsi’s proxy statement and annual report are available electronically at www.envisionreports.com/dzsi. SEE REVERS SIDE TO BE SIGNED AND DATED ON REVERSE SIDE SEE REVERSE SIDE C Non-Voting Items Change of Address- Please print new address below.